Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

RF ACQUISITION CORP III,

HCC Merger Sub Limited,

and

HCC HEALTHCARE PTE. LTD.

dated as of July 9, 2026

i

Exhibits

Exhibit A	Plan of Merger
Exhibit B	Company Holders’ Support Agreement
Exhibit C	Founder’s Support Agreement
Exhibit D	Registration Rights Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 9, 2026 (this “Agreement”), is made and entered into by and among RF Acquisition Corp. III, a Cayman Islands exempted company with limited liability (“Acquiror”), HCC Merger Sub Limited, a Cayman Islands exempted company with limited liability and a direct wholly-owned Subsidiary of the Company (“Merger Sub”), and HCC Healthcare Pte. Ltd., a Singapore private company limited by shares, with company registration number 202540273K (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company is a private limited company incorporated under the laws of Singapore engaged in the healthcare business;

WHEREAS, the Company (i) has incorporated Merger Sub as a newly formed, wholly-owned subsidiary of the Company for the sole purpose of consummating the Merger, and (ii) prior to the Merger, will cause the Merger Sub to make an entity classification election to be treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes, effective from the incorporation date of the Merger Sub (the “CTB Election”);

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby, upon the terms and subject to the conditions of this Agreement, in accordance with Part 16 of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), (i) prior to, but contingent upon, the Closing of the Merger, the Company shall effect the Recapitalization (as defined herein), pursuant to which each then-outstanding Company Ordinary Share shall, as a result of the Recapitalization, become and be converted into such number of Company Ordinary Shares as is determined by multiplying such Company Ordinary Share by the Conversion Ratio, such that each Company Ordinary Share shall be valued at $10.00 per share based on a $500,000,000 total equity value on a fully-diluted basis; and (ii) immediately following the consummation of the Recapitalization, Acquiror will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving as the “Surviving Company” and continuing as a wholly-owned subsidiary of the Company;

WHEREAS, upon the Merger Effective Time (and following the consummation of the Recapitalization), (i) each Acquiror Share (as defined below) issued and outstanding immediately prior to the Merger Effective Time (as defined below) shall automatically be cancelled and exchanged for one (1) newly issued Company Ordinary Share, in accordance with this Agreement, and (ii) each Acquiror Right (as defined below) shall automatically convert into the right to receive one-tenth (1/10) of one Company Ordinary Share, in accordance with this Agreement;

WHEREAS, at the Merger Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding as an ordinary share of the Surviving Company, and accordingly the Company shall be the holder of all outstanding shares of the Surviving Company;

WHEREAS, the board of directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of Merger) and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, the board of directors of Merger Sub has (i) determined that it is advisable for Merger Sub to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) the Company, as the sole shareholder of Merger Sub, has adopted a resolution by written consent approving this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the board of directors of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company Shareholders;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Shareholders (as defined below) have each executed and delivered to Acquiror the Company Holders’ Support Agreement in the form attached hereto as Exhibit B (the “Company Holders’ Support Agreement”), pursuant to which (i) the Requisite Company Shareholders have agreed, among other things, to (a) vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the adoption and approval, upon the effectiveness of the Proxy/Registration Statement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (b) vote against any proposals that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby and (c) not transfer any Company Ordinary Shares held by such Company Shareholders prior to the Company Shareholders’ Approval (subject to customary exceptions); and (ii) certain Company Shareholders have agreed to a lock-up of the Company Ordinary Shares they will hold following the Merger (subject to certain exceptions) for a period of six (6) months following the Closing;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Founder has executed and delivered to the Company the Founder’s Support Agreement in the form attached hereto as Exhibit C (the “Founder’s Support Agreement”) pursuant to which Founder has agreed to, among other things, (i) appear at the Acquiror Shareholders’ Meeting for purposes of constituting a quorum, (ii) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the Plan of Merger) and the transactions contemplated hereby and thereby, (iii) to vote against any proposals that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby, (iv) not to transfer any Acquiror Shares held by Founder prior to the Acquiror Shareholders’ Meeting (subject to certain exceptions), and (v) a lock-up of its Company Ordinary Shares received from the Merger (subject to certain exceptions) for a period of six (6) months; and

WHEREAS, the parties desire that, at or prior to the Closing, the Company, the Founder, and certain Company Equityholders enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), providing such parties with customary resale registration rights, underwritten takedown rights, and piggyback registration rights, in each case on terms and conditions customary for transactions of this type.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled affiliates, in each case, other than the Transactions.

“Acquiror Board” has the meaning set forth in Section 9.2(b)(iii).

“Acquiror Board Recommendation” has the meaning set forth in Section 9.2(b)(iii).

“Acquiror Cure Period” has the meaning set forth in Section 11.1(g).

“Acquiror Disclosure Letter” has the meaning set forth in Article V.

“Acquiror Financial Statements” has the meaning set forth in Section 5.6(c).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.12 (Capitalization of Acquiror) and Section 5.13 (Brokers’ Fees).

“Acquiror Group” has the meaning set forth in Section 12.19(a).

“Acquiror Indemnified Parties” has the meaning set forth in Section 9.8(a).

“Acquiror Ordinary Shares” means ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Rightsholders” means the holders of Acquiror Rights as of immediately prior to the Merger Effective Time.

“Acquiror Rights” means the rights that were included as part of each Acquiror Unit, entitling the holder thereof to receive one-tenth of one (1/10) Acquiror Ordinary Share upon the consummation of Acquiror’s initial business combination.

“Acquiror SEC Filings” has the meaning set forth in Section 5.5.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Ordinary Shares to redeem all or a portion of the Acquiror Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholder Approval” means (a) the approval of the Business Combination, this Agreement and the other Transaction Documents by Ordinary Resolution (as defined in Acquiror’s Governing Documents), (b) the approval of the Plan of Merger and the Merger by special resolution (as defined in the Cayman Companies Act) of the Acquiror’s Shareholders (which requires an affirmative vote of the holders of at least two-thirds of the Acquiror Shares as, being present and entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with Acquiror’s Governing Documents)) at an Acquiror Shareholders’ Meeting duly called by the Acquiror Board held for such purpose and (c) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Acquiror in order for the Closing to be consummated.

“Acquiror Shareholders” means the holders of Acquiror Shares as of immediately prior to the Merger Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning set forth in Section 9.2(b)(i).

“Acquiror Shares” has the meaning set forth in Section 5.12(a).

“Acquiror Transaction Expenses” means those certain reasonable and documented out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions; provided, that Acquiror Transaction Expenses (other than the Fee (as defined in the Business Combination Marketing Agreement)) shall not exceed $7,500,000 in the aggregate; provided, further, that the Company may approve additional Acquiror Transaction Expenses in excess of such amount in its reasonable discretion. For the avoidance of doubt, the Fee (as defined in the Business Combination Marketing Agreement) constitutes an Acquiror Transaction Expense, but shall not be subject to the foregoing $7,500,000 cap.

“Acquiror Units” means the units issued in the IPO (including issued in a private placement) consisting of one (1) Acquiror Ordinary Share and one (1) Acquiror Right.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means the sum of all Company Ordinary Shares receivable by Acquiror Shareholders and Acquiror Rightsholders pursuant to Section 3.2.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning set forth in Section 11.1(e).

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, (i) any acquisition or purchase by any third party, directly or indirectly, of 20% or more of any shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning 20% or more of any shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anticorruption Laws” has the meaning set forth in Section 4.25(a).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Audited and Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“Authorization Notice” has the meaning set forth in Section 3.6(a).

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Marketing Agreement” means that certain agreement dated February 12, 2026 by and between Acquiror and EarlyBirdCapital, Inc.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Taiwan, Singapore, or New York or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman Companies Act” has the meaning set forth in the Recitals hereto.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Payment Statement” has the meaning set forth in Section 2.8(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble hereto.

“Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable Law and maintained by any Governmental Authority.

“Company Board” has the meaning set forth in Section 9.2(c)(ii).

“Company Board Recommendation” has the meaning set forth in Section 9.2(c)(ii).

“Company Charter” has the meaning set forth in Section 2.5.

“Company Convertible Note” means any convertible promissory note issued by the Company prior to the Merger, which by its terms is automatically convertible into Company Ordinary Shares in accordance with its terms prior to the Merger Effective Time without the need for any further action from the Company or the holder of such convertible promissory note.

“Company Cure Period” has the meaning set forth in Section 11.1(e).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Awards” means all outstanding options, restricted stock units and other equity-based awards of the Company, whether vested or unvested, as of immediately prior to the Merger Effective Time.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first sentence of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.33 (Brokers’ Fees).

“Company Group” has the meaning set forth in Section 12.19(b).

“Company H1 Financial Statements” has the meaning set forth in Section 7.3(c).

“Company Holders’ Support Agreement” has the meaning set forth in the Recitals hereto.

“Company Indemnified Parties” has the meaning set forth in Section 9.8(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in applicable Laws, IFRS or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions or similar occurrences), cyberattacks, epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (j) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (h) any action taken by, or at the request of, Acquiror, Founder or any of their respective Affiliates or Representatives, (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (j) any matter set forth on the Company Disclosure Letter which matter is reasonably apparent on its face as constituting a Company Material Adverse Effect (disregarding this clause (j)); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company.

“Company Related Party” means any:

(a)	member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or

(b)	any director, officer or employee of the Company or any of its Subsidiaries with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.21(a).

“Company Shareholder Approval” means (a) the approval by ordinary resolution (requiring a simple majority of votes) of the Company Shareholders of this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Company Ordinary Shares comprising the Aggregate Merger Consideration, and (b) the approval by special resolution (requiring not less than seventy-five percent (75%) of votes) of the Company Shareholders of the approval and adoption of new Governing Documents of the Company and the conversion of the Company from a private company to a public company, in each case obtained either by (i) a resolution in writing passed by the requisite majority of the total voting rights of the Company Shareholders who are entitled to vote, in accordance with the Singapore Companies Act, or (ii) a resolution passed at a meeting of the Company Shareholders duly called and held for such purpose by the affirmative vote of the requisite majority of the Company Ordinary Shares held by Company Shareholders who, being entitled to do so, vote in person or by proxy at such meeting, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Shareholders” means any holder of any Company Ordinary Shares.

“Company Shareholders’ Meeting” has the meaning set forth in Section 9.2(c)(i).

“Company Shareholders’ Written Resolution” has the meaning set forth in Section 9.2(c)(i).

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions.

“Constituent Companies” has the meaning set forth in Section 2.2(a).

“Conversion Ratio” means the quotient obtained by dividing (i) the quotient obtained by dividing $500,000,000 by $10.00 by (ii) the number of Fully-Diluted Shares Outstanding immediately prior to the Recapitalization; it being the intent that, following the Recapitalization, each Company Ordinary Share shall be valued at $10.00 per share based on a $500,000,000 total equity value on a fully-diluted basis.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“D&O Indemnified Parties” has the meaning set forth in Section 9.8(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“DTC” means Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, rights, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.5(a).

“Financial Statements” has the meaning set forth in Section 4.9(a).

“Founder” means Alfa 30 Limited, a Cayman Islands exempted company.

“Founder Director” has the meaning set forth in Section 7.11(a).

“Founder Shares” means the 3,333,333 Acquiror Shares initially issued to Founder in February 2026.

“Founder’s Support Agreement” has the meaning set forth in the Recitals hereto.

“Fully-Diluted Shares Outstanding” means, collectively, all Company Ordinary Shares outstanding as of immediately prior to the Recapitalization (after giving effect to the conversion of all Company Convertible Notes and other convertible securities (other than Company Equity Awards) into Company Ordinary Shares) and all Company Ordinary Shares issuable upon exercise of all vested Company Equity Awards on an as-exercised basis, but excluding any shares underlying unvested Company Equity Awards and shares reserved for future awards under any equity incentive plan of the Company.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its constitution, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning set forth in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“H1 Pro Forma Financial Statements” has the meaning set forth in Section 7.3(c).

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Healthcare Regulatory Approvals” has the meaning set forth in Section 9.1(d).

“Incentive Shares” has the meaning set forth in Section 7.13.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS (with respect to the Company or any of its Subsidiaries) or GAAP (with respect to Acquiror), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 2.7.

“Interim Period” has the meaning set forth in Section 7.1.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” has the meaning set forth in Section 12.1.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“KLG” has the meaning set forth in Section 12.19(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning set forth in Section 4.11.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Material In-Licenses” has the meaning set forth in Section 4.13(a)(xi).

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Effective Time” has the meaning set forth in Section 2.3.

“Multiemployer Plan” has the meaning set forth in Section 4.14(c).

“Nasdaq” has the meaning set forth in Section 5.18.

“Non-Recourse Parties” has the meaning set forth in Section 12.17(b).

“NYSE” has the meaning set forth in Section 7.9.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 7.3(a).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS (with respect to the Company or any of its Subsidiaries) or GAAP (with respect to Acquiror), (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS (with respect to the Company or any of its Subsidiaries) or GAAP (with respect to Acquiror), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning set forth in Section 9.7(a).

“PIPE Shares” has the meaning set forth in Section 9.7(a).

“Plan of Merger” has the meaning set forth in Section 2.3.

“Proxy/Registration Statement” has the meaning set forth in Section 9.2(a)(i).

“Public Shareholders” has the meaning set forth in Section 12.1.

“Prospectus” has the meaning set forth in Section 12.1.

“Real Property Leases” has the meaning set forth in Section 4.20(b).

“Related Party Agreements” has the meaning set forth in Section 4.13(a)(vi).

“Released Claims” has the meaning set forth in Section 12.1.

“Regulatory Approvals” has the meaning set forth in Section 9.1(a).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“restraint” has the meaning set forth in Section 10.1(j).

“Requisite Company Shareholders” means Company Shareholders holding, in the aggregate, a sufficient number of Company Ordinary Shares to enable the passage of the Company Shareholder Approval without the affirmative vote of any other Company Shareholder.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Rights Agreement” means the Rights Agreement, dated as of February 12, 2026, between Acquiror and Continental Stock Transfer & Trust Company.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Singapore” means the Republic of Singapore.

“Singapore Companies Act” means the Companies Act 1967 of Singapore (as amended or re-enacted from time to time).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person. Notwithstanding the foregoing, Merger Sub shall not be deemed to be a Subsidiary of the Company for purposes of this Agreement prior to the Merger Effective Time.

“Surviving Company” has the meaning set forth in Section 2.2(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning set forth in Section 11.1(g).

“Terminating Company Breach” has the meaning set forth in Section 11.1(e).

“Title IV Plan” has the meaning set forth in Section 4.14(c).

“Top Vendors” has the meaning set forth in Section 4.28(a).

“Transactions” means, collectively, the Merger, the Recapitalization, and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the Plan of Merger, the Company Holders’ Support Agreement, the Founder’s Support Agreement, the Registration Rights Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transaction Proposals” has the meaning set forth in Section 9.2(a)(i).

“Transfer Taxes” has the meaning set forth in Section 9.5.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trustee” has the meaning set forth in Section 5.8.

“Trust Account” has the meaning set forth in Section 12.1.

“Trust Agreement” has the meaning set forth in Section 5.8.

“U.S. Benefit Plan” means a Company Benefit Plan that is subject to the laws of the United States or provides compensation or benefits to any current or former employee, director, independent contractor or consultant (or any dependent thereof) of the Company or any of their respective Affiliates that is subject to the laws of the United States.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“Winston” has the meaning set forth in Section 12.19(a).

“Working Capital Loans” means any loan made to Acquiror by any of Founder, an Affiliate of Founder, or any of Acquiror’s officers or directors, and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses and other obligations incurred by Acquiror.

“Written Objection” has the meaning set forth in Section 3.6.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable based on the Person to which such terms apply.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter after reasonable inquiry and (ii) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter after reasonable inquiry.

ARTICLE II

THE MERGER; CLOSING

Section 2.1. Closing; Closing Date. In accordance with the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable following the time at which the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.2. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror shall merge with and into Merger Sub (Acquiror and Merger Sub sometimes being referred to herein as the “Constituent Companies”) pursuant to and in accordance with Part 16 of the Cayman Companies Act, with Merger Sub being the surviving company (as defined in the Cayman Companies Act) in the Merger.

(b) Upon the Merger becoming effective at the Merger Effective Time, the separate corporate existence of Acquiror shall cease and Merger Sub, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the Cayman Companies Act as a wholly-owned subsidiary of the Company.

Section 2.3. Merger Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall cause the Merger to be consummated in accordance with this Agreement and the Cayman Companies Act. Without limiting the generality of the foregoing, at the Closing, the parties shall cause a plan of merger in respect of the Merger (the “Plan of Merger”), in substantially the form attached hereto as Exhibit A, together with all other documents required under the Cayman Companies Act, to be duly executed and filed with the Cayman Registrar. The Merger shall become effective upon the registration of the Plan of Merger by the Cayman Registrar, or at such later time as may be agreed by the parties in writing and specified in the Plan of Merger (the “Merger Effective Time”).

Section 2.4. Effects of the Merger. At and after the Merger Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities, liabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts, liabilities and duties due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if such Liens had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the Cayman Companies Act.

Section 2.5. Organizational Documents of the Company and the Surviving Company. Prior to or in connection with the Closing, the Company shall approve and adopt new Governing Documents following approval by (i) the Company’s board of directors and (ii) the Company Shareholders by way of special resolution in accordance with the Singapore Companies Act, such adoption of new Governing Documents of the Company (the “Company Charter”) to be in a form mutually agreed upon by the parties hereto, to remain in effect from and after its adoption through the Merger Effective Time and until amended in accordance with the terms thereof and the Singapore Companies Act. At the Merger Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided therein and under the Cayman Companies Act.

Section 2.6. Directors and Officers of the Surviving Company. At the Merger Effective Time, the directors and officers of the Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly appointed and qualified.

Section 2.7. Intended Tax Treatment. Each of the parties intends for U.S. federal income tax purposes that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder.

Section 2.8. Closing Deliverables.

(a) Acquiror shall deliver to the Company, not less than three (3) Business Days prior to the Closing Date, a written statement (the “Closing Payment Statement”) setting forth the aggregate amount of the Acquiror Transaction Expenses. The Closing Payment Statement shall include (A) wire transfer instructions for the payment of such Acquiror Transaction Expenses, (B) supporting documentation used by Acquiror in the preparation thereof, and (C) corresponding invoices for the foregoing. Acquiror shall provide the Company and its Representatives with reasonable access to Acquiror’s Representatives, as reasonably requested by the Company in connection with the Company’s review of the Closing Payment Statement. Prior to the Closing Date, Acquiror shall consider in good faith any reasonable comments of the Company to the Closing Payment Statement.

(b) At or prior to the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a) and Section 10.2(b) have been fulfilled;

(ii) to Acquiror, the written resignations of certain directors of the Company not listed on Section 7.11(a) of the Company Disclosure Letter and certain officers of the Company not listed on Section 7.11(b) of the Company Disclosure Letter, effective as of or prior to the Closing;

(iii) to Acquiror, a board resolution of the Company appointing new directors and officers of the Company as of immediately prior to the Closing;

(iv) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Acquiror Shareholders and Acquiror Rightsholders, pursuant to Section 3.5; and

(v) to Acquiror, such other documents, instruments and certificates as may be reasonably requested by Acquiror and as may be necessary to consummate the Transactions contemplated by this Agreement and the other Transaction Documents.

(c) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled;

(ii) to the Company, the written resignations of all of the directors and officers of Acquiror, effective as of the Closing;

(iii) to the Company, an amendment to that certain Letter Agreement, dated February 12, 2026, among the Acquiror, the Founder, and the insiders named therein, to reflect the exchange of Acquiror Ordinary Shares for Company Ordinary Shares pursuant to the Transaction, in a form mutually agreed upon by the parties hereto;

(iv) to the Company, an amendment to that certain Securities Escrow Agreement, dated February 12, 2026, by and among the Acquiror, the Founder and Continental Stock Transfer & Trust Company, to reflect the exchange of Acquiror Ordinary Shares for Company Ordinary Shares pursuant to the Transaction, in a form mutually agreed upon by the parties hereto; and1

(v) to the Company, such other documents, instruments and certificates as may be reasonably requested by the Company and as may be necessary to consummate the Transactions contemplated by this Agreement and the other Transaction Documents.

(d) At the Closing Date, substantially concurrently with the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses; and (ii) all accrued and unpaid Acquiror Transaction Expenses.

ARTICLE III

RECAPITALIZATION; SHARE CONVERSION AND EXCHANGE

Section 3.1. Pre-Merger Recapitalization. Immediately prior to the Closing, contingent upon the consummation of the Merger (collectively, the “Recapitalization”):

(a) Prior to the Closing, each Company Ordinary Share then outstanding shall, as a result of the Recapitalization, become and be converted into such number of Company Ordinary Shares equal to the product of one (1) Company Ordinary Share multiplied by the Conversion Ratio, with all fractional Company Ordinary Shares being rounded down to the nearest whole number of Company Ordinary Shares (such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share based on a $500,000,000 valuation on a fully-diluted basis).

(b) Each outstanding Company Equity Award shall be adjusted so that: (i) the number of Company Ordinary Shares issuable upon exercise thereof is multiplied by the Conversion Ratio (rounded down to the nearest whole share); and (ii) the per-share exercise price is divided by the Conversion Ratio (rounded down to the nearest cent); the aggregate intrinsic value of each such award shall be preserved. No fractional Company Ordinary Shares shall be issued to holders of Company Equity Awards. All fractional entitlements shall be rounded down to the nearest whole number of Company Ordinary Shares.

(c) For the avoidance of doubt, all Company Ordinary Shares and outstanding Company Equity Awards, in each instance outstanding immediately prior to the consummation of the Merger, shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger.

Section 3.2. Conversion of Acquiror Securities at the Merger Effective Time.

(a) Acquiror Ordinary Shares. Each Acquiror Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist, and shall be converted into the right to receive, upon delivery of the Letter of Transmittal in accordance with Section 3.5 (if required by the Exchange Agent in accordance with Section 3.5(c)) one newly issued Company Ordinary Share. As of the Merger Effective Time, each Acquiror Shareholder shall cease to have any other rights in and to Acquiror or the Surviving Company (other than those rights in and to the Surviving Company as a shareholder of the Surviving Company).

[1]	Note to Acquiror: Each of these agreements refer to Acquiror’s shares being placed in escrow and subject to a lock up. Now that HCC is the issuer, these should be revised to reflect the current structure.

(b) Exchange of Acquiror Rights. Each Acquiror Right outstanding immediately prior to the Merger Effective Time shall cease to be a right with respect to Acquiror Shares and shall be exchanged for one-tenth (1/10th) of one Company Ordinary Share. Any fractional shares will be rounded down to the nearest whole Company Ordinary Share.

(c) Acquiror Treasury Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, if there are any Acquiror Shares that are owned by Acquiror as treasury shares or any Acquiror Shares owned by any direct or indirect subsidiary of Acquiror immediately prior to the Merger Effective Time, such Acquiror Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

Section 3.3. Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding as one ordinary share of the Surviving Company, with the same rights, powers, and privileges as the Merger Sub ordinary shares so converted, and shall constitute the only outstanding share capital of the Surviving Company immediately after the Merger Effective Time. Accordingly, the Company shall become the holder of all outstanding shares of the Surviving Company.

Section 3.4. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Company Ordinary Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Company Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Company Ordinary Share.

Section 3.5. Share Exchange Procedures.

(a) At or prior to the Closing, the Company shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of issuing the Aggregate Merger Consideration.

(b) At or before the Closing, the Company shall deposit with the Exchange Agent the number of Company Ordinary Shares comprising the Aggregate Merger Consideration for further distribution to the Acquiror Shareholders and Acquiror Rightsholders pursuant to this Section 3.5.

(c) If the Exchange Agent requires that, as a condition to receive the Aggregate Merger Consideration, any holder of Acquiror Shares or Acquiror Rights deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Merger Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each such Acquiror Shareholder or Acquiror Rightsholder (as applicable) a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share or right to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror or the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(d) Each holder of Acquiror Ordinary Shares or Acquiror Rights that have been converted into a portion of the Aggregate Merger Consideration pursuant to Section 3.2(a) or Section 3.2(b), respectively, shall receive such portion of the Aggregate Merger Consideration upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 3.5(c)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share or right.

(e) Promptly following the date that is one (1) year after the Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to the Company, and any Person that was a holder of Acquiror Ordinary Shares or Acquiror Rights as of immediately prior to the Merger Effective Time that has not exchanged such securities for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.5 prior to the date that is one (1) year after the Merger Effective Time, may provide evidence of former ownership of such securities satisfactory to the Company, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Company shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Section 3.5(e) would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.6. Dissenting Shares. If any eligible Acquiror Shareholder gives to Acquiror, before the Acquiror Shareholder Approval is obtained at the Acquiror Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(a) Acquiror shall, in accordance with Section 238(4) of the Cayman Companies Act, within twenty (20) days following the date on which the Acquiror Shareholder Approval is obtained, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such Acquiror Shareholder who has made a Written Objection, and

(b) Unless Acquiror and the Company elect by agreement in writing to waive this Section 3.6(b), no party shall be obligated to commence the Closing, and the Plan of Merger shall not be filed with the Cayman Registrar, until twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3.

Section 3.7. Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror, the Company, the Surviving Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). Other than in respect of amounts subject to compensatory withholding, the Company or the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least thirty (30) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Company and the Exchange Agent, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article IV) and (ii) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to Acquiror as of the date hereof as follows:

Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing (or equivalent status, to the extent such concept exists in the applicable jurisdiction) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing (or equivalent status, to the extent such concept exists in the applicable jurisdiction) as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Company Shareholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The approval of this Agreement and the Transactions (other than the matters referred to in the following proviso) shall require approval by ordinary resolution (requiring a simple majority of votes) of the holders of Company Ordinary Shares entitled to vote (as determined in accordance with the Company’s Governing Documents); provided that the approval and adoption of new Governing Documents of the Company and the conversion of the Company from a private company to a public company shall require the approval by special resolution (requiring not less than seventy-five percent (75%) of votes) of the holders of Company Ordinary Shares.

(c) The Company Shareholder Approval is the only vote of any of the Company Ordinary Shares necessary in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Closing.

(d) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are in the best interests of the Company, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions, other than the Company Shareholder Approval.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (ii) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (ii) through (iv), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (a) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (b) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) the filings listed in Section 4.5 of the Company Disclosure Letter, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (a) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (b) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), and (iii) the filings of the relevant documentation with the Registrar of Companies of Singapore in respect of the issuances of Company Ordinary Shares, the adoption of new Governing Documents of the Company and the conversion of the Company from a private company to a public company as contemplated in this Agreement.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the issued and outstanding share capital of the Company consists of 42,800,000 Company Ordinary Shares. Set forth in Section 4.6 of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Ordinary Shares or other Equity Securities of the Company and the number of Company Ordinary Shares or other Equity Securities held by each such holder as of the date hereof. Except as set forth in Section 4.6 of the Company Disclosure Letter, as of the date hereof there are no other ordinary shares, preferred shares or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Ordinary Shares (i) have been duly authorized and validly issued and allotted and are fully paid; (ii) have been offered, sold, transferred and issued in compliance in all material respects with applicable Law, including the Singapore Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (a) the Governing Documents of the Company and (b) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound, except as would not be material to the Company and its Subsidiaries, taken as a whole; and (iv) are free and clear of any Liens (other than Permitted Liens).

(b) Except as otherwise set forth in this Section 4.6 or on Section 4.6(b) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Ordinary Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Ordinary Shares.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not, except as set forth on Section 4.7(a) of the Company Disclosure Letter, subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound, except as would not be material to the Company and its Subsidiaries, taken as a whole; and (iv) are, except as set forth on Section 4.7(a) of the Company Disclosure Letter, free and clear of any Liens (other than Permitted Liens).

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 4.8. Statutory Registers. Except as set forth on Section 4.8 of the Company Disclosure Letter, all registers, statutory books, books of account and other corporate records of the Company are in all material respects (a) up-to-date, (b) maintained in accordance with applicable Law on a proper and consistent basis, (c) contain complete and accurate records of all matters required to be dealt with in such books and records, and (d) have attached to them copies of all such resolutions and agreements as are required by Law to be filed.

Section 4.9. Financial Statements; Internal Controls.

(a) Attached as Section 4.9(a) of the Company Disclosure Letter are: true and complete copies of the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2025, December 31, 2024, and December 31, 2023 (collectively, the “Unaudited Financial Statements” and together with the PCAOB Financial Statements, when delivered pursuant to Section 7.3, the “Audited and Unaudited Financial Statements” or “Financial Statements”).

(b) Except as set forth on Section 4.9(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of any Unaudited Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were (A) in the case of the Unaudited Financial Statements, prepared in conformity with IFRS applied on a consistent basis during the periods involved (subject to normal year-end adjustment and the absence of footnotes), and (B) in the case of the PCAOB Financial Statements when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the PCAOB Financial Statements when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The H1 Pro Forma Financial Statements will, when provided, present fairly in all material respects the information shown therein and will have been compiled on a basis consistent with that of the Financial Statements. The assumptions, information and data used in the preparation of such H1 Pro Forma Financial Statements are reasonably believed by the Company to be reasonable in light of current conditions and facts known to the Company, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such H1 Pro Forma Financial Statements.

(d) Neither the Company nor any director or officer of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

Section 4.10. Undisclosed Liabilities. Except as set forth on Section 4.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited and Unaudited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent statement of financial position included in the Audited and Unaudited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) arising under this Agreement or any other Transaction Document, (d) that will be discharged or paid off prior to or at the Closing, (e) that constitute Company Transaction Expenses, or (f) which are not and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.11. Litigation and Proceedings. Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date hereof (i) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (ii) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 4.12. Legal Compliance.

(a) Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.13. Contracts; No Defaults.

(a) Section 4.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound. True, correct and complete copies of the Contracts listed on Section 4.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i) Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $250,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $250,000 in the next twelve months after the date of this Agreement;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $250,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $500,000 other than Contracts (i) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (ii) solely between the Company and its wholly-owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v) Each Contract involving the formation, establishment, contribution to, or operation of a (i) partnership, (ii) corporation, limited liability company or other entity, or (iii) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any Person involving payments of an amount higher than $250,000 (excluding, in the case of clauses (i) and (ii), any wholly-owned Subsidiary of the Company);

(vi) Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently in force or under which any party thereto has outstanding obligations (collectively, “Related Party Agreements”), other than (i) Contracts with respect to a Company Related Party’s employment or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii) Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $150,000;

(viii) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (i) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (ii) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business in any geographic area in any material respect;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the exclusive right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software) (collectively, the Contracts within the scope of this clause (ii), the “Material In-Licenses”);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $250,000 in any calendar year;

(xiii) Any Contract that grants to any third Person any “most favored nation rights”;

(xiv) Any Contract that grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and which requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year;

(xv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xvi) Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $100,000;

(xvii) Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $100,000; and

(xviii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.13(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.13(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.14. Company Benefit Plans.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (provided that any Company Benefit Plan that is an employment agreement or offer letter may be excluded unless such agreement or offer letter is for a current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $150,000). With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (i) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan descriptions, including any summary of material modifications, if any, (iii) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (iv) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (v) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Except as set forth on Section 4.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iv) coverage that extends through the end of the month following termination of employment.

(f) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. Benefit Plan.

(g) Except as set forth on Section 4.14(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Equity Award.

(h) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 4.15. Labor Relations; Employees.

(a) Except as set forth on Section 4.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries in the past three (3) years. In the past three (3) years, to the knowledge of the Company, there has been no material labor organization activity involving any employees of the Company or any of its Subsidiaries and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company and its Subsidiaries is, and has been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable Law and maintained by any Governmental Authority, except where the failure to comply would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except where it would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct a material investigation with respect to or relating to them or notice that such material investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations where any material liability remains outstanding. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries in all material respects as currently conducted.

Section 4.16. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There is no Tax audit or other examination of the Company or any of its Subsidiaries presently in progress with respect to any material Taxes, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its Subsidiaries has made a change of any method of accounting with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) The Company has not been, is not, and immediately prior to the Closing will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two (2) years.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (i) is in default or violation (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (ii) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (iii) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.18 of the Company Disclosure Letter. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries. Without limiting the generality of the foregoing, Section 4.18 of the Company Disclosure Letter shall include a true, correct and complete list of all material Licenses issued by any Governmental Authority to the Company or its Subsidiaries that are required for the operation of any hospital, clinic, pharmacy, long-term care facility, or other healthcare facility operated by the Company or its Subsidiaries, including any accreditations and certifications.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are, to the knowledge of the Company, structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property. Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term and rental payment amounts pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property. Neither the Company nor its Subsidiaries owns any real property. Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, with respect to each parcel of Leased Real Property:

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(d) To the knowledge of the Company, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property. No material defaults by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Property Lease.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of material Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and material proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(c) In respect of any Material In-Licenses granting the Company or any of its Subsidiaries the right to use any Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses), to the knowledge of the Company: (i) such Material In-Licenses are currently in full force and effect,(ii) to the knowledge of the Company, no circumstances exist or have existed which entitle the licensor party to terminate or vary such Material In-Licenses; and (iii) the material obligations of the Company and its Subsidiaries under such Material In-Licenses have been complied with; in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, the Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which, within the last three (3) years, the Company or any of its Subsidiaries has received a threat in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Except as set forth on Section 4.21(e) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(g) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(h) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have maintained and been in compliance in all material respects with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no material Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) During the last three (3) years (i) there have been, to the knowledge of the Company, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor, to the knowledge of the Company, has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23. Environmental Matters. The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws and neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. There has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property. No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

Section 4.24. Absence of Changes. Since the date of the most recent statement of financial position included in the Audited and Unaudited Financial Statements, (i) there has not been any Company Material Adverse Effect; and (ii) except as set forth in Section 4.24 of the Company Disclosure Letter or as contemplated by this Agreement and the other Transaction Documents, the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 4.25. Anti-Corruption Compliance.

(a) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective employees, agents, Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (a) influencing any act or decision of any Government Official in his official capacity, (b) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (c) securing any improper advantage, (d) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (e) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of the Company, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, and to the knowledge of the Company, each of their respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been for the past four (4) years, in compliance in all material respects with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required material licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) The Company and its Subsidiaries have in place written policies, procedures, controls, and systems designed to ensure compliance in all material respects with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 4.27. Proxy/Registration Statement. The information supplied by the Company or its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, after taking into account any amendments or supplements in accordance with Section 9.2(a)(vii), at (i) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (ii) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (a) the Acquiror Shareholders and (b) the Company Shareholders, and (iii) the time of (a) the Acquiror Shareholders’ Meeting and (b) the Company Shareholders’ Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.28. Vendors.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2025 (the “Top Vendors”).

(b) Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29. Government Contracts. Except as set forth in Section 4.29 of the Company Disclosure Letter, the Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 4.30. Sufficiency of Assets. Except as would not be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the conduct of the business of the Company and its Subsidiaries immediately prior to the Closing.

Section 4.31. Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.32. Investigation. Notwithstanding anything contained in this Agreement, each of the Company and its Subsidiaries has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equityholders, partners, members and Representatives, including Founder and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article V.

Section 4.33. Brokers’ Fees. Except as set forth on Section 4.33 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates with respect to which Acquiror, Merger Sub, the Company or any of the Company’s Subsidiaries has any unpaid obligation.

Section 4.34. No Additional Representations or Warranties. Except as provided in this Agreement, this Article IV and Section 12.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Section 4.35. Consideration Shares. The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued and allotted, fully paid and non-assessable and issued or allotted in compliance with all applicable Law, including state and federal securities Laws, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Governing Documents, or any Contract to which the Company is a party or otherwise bound.

Section 4.36. Foreign Private Issuer and Emerging Growth Company. The Company is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 or Section 5.15), (b) the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V), and (c) as otherwise explicitly contemplated by this Agreement, Acquiror represents and warrants to the Company as of the date hereof as follows:

Section 5.1. Acquiror Organization. Acquiror has been duly incorporated, organized or formed and is validly existing as an exempted company in good standing under the Laws of its jurisdiction of incorporation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect on Acquiror.

Section 5.2. Due Authorization.

(a) Acquiror has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions have been (A) duly and validly authorized and approved by the board of directors of Acquiror and (B) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) the Transaction Proposal identified in clause (i) of Section 9.2(a)(i) shall require approval by special resolution (as defined in the Cayman Companies Act) of the Acquiror’s Shareholders (which requires an affirmative vote of the holders of at least two-thirds of the issued and outstanding Acquiror Shares entitled to vote, who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents)) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clauses (ii) to (v) of Section 9.2(a)(i), in each case, shall require approval by an Ordinary Resolution (as defined in the Acquiror’s Governing Documents), which requires an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Shares entitled to vote who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(c) The foregoing votes (which include the Acquiror Shareholder Approval) are the only votes of any of Acquiror Shares necessary in connection with entry into this Agreement by Acquiror and the consummation of the Transactions.

(d) At a meeting duly called and held, the board of directors of Acquiror has unanimously approved the Transactions.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (ii) through (iv), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions.

Section 5.4. Litigation and Proceedings. Except as set forth in Section 5.4 of the Acquiror Disclosure Letter, as of the date hereof (i) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (ii) there is no outstanding Governmental Order (nor, to the knowledge of Acquiror, any investigation by a Governmental Authority that could lead to a Governmental Order) imposed upon Acquiror, nor are any properties or assets of Acquiror or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of Acquiror.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since February 12, 2026, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of February 17, 2026, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from inception through September 30, 2025, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings or as otherwise set forth on Section 5.6 of the Acquiror Disclosure Letter, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the Transactions, except (i) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter, (ii) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement, (iii) the filing of the Proxy/Registration Statement with the SEC, and (iv) the registration of the Plan of Merger and related documentation with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act.

Section 5.8. Trust Account. As of June 30, 2026, Acquiror has at least $101,273,495.71 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 12, 2026, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares initially sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of Acquiror, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to liquidate or dissolve pursuant to Acquiror’s Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to liquidate and dissolve the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the Fee (as defined in the Business Combination Marketing Agreement)). To the knowledge of Acquiror, as of the date hereof, following the Closing, no Acquiror Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Shareholder has exercised an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the Fee (as defined in the Business Combination Marketing Agreement)).

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since December 31, 2025, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (iii) which would not be, or would not reasonably be expected to be, material to the business of Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 200,000,000 Acquiror Ordinary Shares, 13,933,333 of which are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) collectively, the “Acquiror Shares”). The foregoing represents all of the issued and outstanding Acquiror Shares as of the date of this Agreement. All issued and outstanding Acquiror Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (a) Acquiror’s Governing Documents, and (b) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, 10,350,000 Acquiror Rights are issued and outstanding. All outstanding Acquiror Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (a) Acquiror’s Governing Documents and (b) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Shares.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Shares or the value of which is determined by reference to the Acquiror Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Shares.

(d) Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except for fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Except as set forth in Section 5.14 of the Acquiror Disclosure Letter or as permitted by Section 8.3 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 5.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror that remains unresolved or unpaid.

(e) There is no Tax audit or other examination of Acquiror presently in progress with respect to any material Taxes, nor has Acquiror been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f) Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Acquiror has not made a change of any method of accounting with respect to any Taxes.

(g) Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Acquiror has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Acquiror (i) is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Acquiror.

(j) Within the past three (3) years, no written claim has been made by any Governmental Authority where Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 5.16. Contracts; No Defaults.

(a) Section 5.16(a) of the Acquiror Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date of this Agreement, Acquiror is a party or by which it is bound. True, correct and complete copies of the Contracts listed on Section 5.16(a) of the Acquiror Disclosure Letter have previously been delivered to or made available to Company or its Representatives, together with all amendments thereto.

(i) Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $250,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $250,000 in the next twelve months after the date of this Agreement;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, Acquiror, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $250,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Acquiror in the last two (2) years;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v) Each Contract involving the formation, establishment, contribution to, or operation of a (i) partnership, (ii) corporation, limited liability company or other entity, or (iii) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any Person;

(vi) Contracts with each current executive, officer, director or current employee of Acquiror with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $50,000;

(vii) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(viii) Contracts containing covenants of Acquiror (i) prohibiting or limiting the right of Acquiror to engage in or compete with any Person in any line of business in any material respect or (ii) prohibiting or restricting Acquiror’s ability to conduct its business in any geographic area in any material respect;

(ix) Each Contract requiring capital expenditures by Acquiror after the date of this Agreement in an amount in excess of $250,000 in any calendar year;

(x) Any Contract that grants to any third Person any “most favored nation rights”;

(xi) Contracts granting to any Person (other than Acquiror) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in Acquiror;

(xii) Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding;

(xiii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xii) of this Section 5.16(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.16(a) in the Acquiror Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of Acquiror and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of Acquiror, taken as a whole, (x) Acquiror has performed in all respects all respective obligations required to be performed by it to date under such Contracts listed pursuant to Section 5.16(a) and neither Acquiror nor, to the knowledge of Acquiror, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, Acquiror has not received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of Acquiror, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by Acquiror or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 5.17. Business Activities.

(a) Since formation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b) Except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Documents to which it is party and the other documents and transactions contemplated hereby and thereby (including with respect to Acquiror Transaction Expenses) and contracts with the underwriters of Acquiror’s initial public offering, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts) other than Working Capital Loans. As of the date hereof, the aggregate amount outstanding under the Working Capital Loans is $0.00.

Section 5.18. Nasdaq Stock Market Quotation. The Acquiror Units, Acquiror Rights and Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Capital Market (“Nasdaq”) under the symbols “RFAMU”, “RFAMR” and “RFAM”, respectively. Acquiror is in compliance in all material respects with the rules of Nasdaq, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, Acquiror Rights or Acquiror Ordinary Shares or terminate the listing of Acquiror Units, Acquiror Rights and Acquiror Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Units, Acquiror Rights and Acquiror Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 5.19. Proxy/Registration Statement. The information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (i) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (ii) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (a) the Acquiror Shareholders and (b) the Company Shareholders, and (iii) the time of (a) the Acquiror Shareholders’ Meeting and (b) the Company Shareholders’ Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.20. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives)) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21. Related Party Agreements. Except as set forth in Section 5.21 of the Acquiror Disclosure Letter, other than the private placement of the Founder Shares, there are no material transactions or Contracts, or series of related material transactions or Contracts, directly related to the business operations of the Acquiror Group, between Founder or any of its Affiliates, on the one hand, and any member of the Acquiror Group, any officer, director, manager or Affiliate of any member of the Acquiror Group, or, to the knowledge of Acquiror, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to the rules promulgated by the SEC under the Securities Act or the Exchange Act that has not been disclosed by Acquiror in the Acquiror SEC Filings.

Section 5.22. Legal Compliance.

(a) Except as would not be material to the business of Acquiror, Acquiror is in compliance with all applicable Laws in all material respects.

(b) Since its inception, Acquiror has not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of Acquiror.

(c) Acquiror maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violations of applicable Law by any of Acquiror’s directors, officers, employees or Representatives or other Persons, acting on behalf of Acquiror will be prevented, detected and deterred.

Section 5.23. Anti-Corruption Compliance.

(a) Neither Acquiror, nor any of its directors or officers, nor to the knowledge of Acquiror, any of Acquiror’s employees, agents, Representatives or other Persons acting for or on behalf of Acquiror has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including the Anticorruption Laws; (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (a) influencing any act or decision of any Government Official in his official capacity, (b) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (c) securing any improper advantage, (d) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (e) assisting Acquiror, or any agent or any other Person acting for or on behalf of Acquiror, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Acquiror has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of Acquiror, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to Acquiror.

Section 5.24. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) Acquiror, and to the knowledge of Acquiror, each of its respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of Acquiror (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against Acquiror related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Neither Acquiror nor any of its directors or officers, nor to the knowledge of Acquiror, any employees, agents, Representatives or other Persons acting on behalf of Acquiror, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) Acquiror has in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 5.25. Due Diligence. Acquiror acknowledges that it and its Representatives have been afforded the opportunity to conduct such due diligence investigation of the Company and its Subsidiaries as Acquiror considered necessary or appropriate in connection with this Agreement and the transactions contemplated hereby, and confirms that such investigation has been completed to its satisfaction.

Section 5.26. No Additional Representations or Warranties. Except as expressly provided in this Article V, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror and its respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Except as set forth in the Company Disclosure Letter (each section of which, subject to Section 12.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI), Merger Sub represents and warrants to Acquiror as of the date hereof, on behalf of itself only, as follows:

Section 6.1. Company Organization. Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Merger Sub’s Governing Documents, as amended to the date of this Agreement, previously delivered by Merger Sub to Acquiror, are true, correct and complete. Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Merger Sub.

Section 6.2. Due Authorization. Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the board of directors of Merger Sub and (ii) determined by the board of directors of Merger Sub as advisable to Merger Sub and its shareholders and recommended for approval by its shareholders. No other company proceeding on the part of Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the approval of its sole shareholder). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3. No Conflict. The execution and delivery of this Agreement by Merger Sub and the other documents contemplated hereby by Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Merger Sub, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Merger Sub, (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Merger Sub is a party or by which Merger Sub may be bound, or terminate or result in the termination of any such Contract or (iv) result in the creation of any Lien upon any of the properties or assets of Merger Sub, except, in the case of clauses (ii) through (iv), to the extent that the occurrence of the foregoing does not or would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Merger Sub to consummate the Transactions.

Section 6.4. Litigation and Proceedings. As of the date hereof (i) there are no pending or, to the knowledge of Merger Sub, threatened Legal Proceedings against Merger Sub, its properties or assets; and (ii) there is no outstanding Governmental Order (nor, to the knowledge of the Company, any investigation by a Governmental Authority that could lead to a Governmental Order) imposed upon Merger Sub, nor are any properties or assets of Merger Sub or its business bound or subject to any Governmental Order, except, in each case, as would not be, or reasonably be expected to be, material to the business of Merger Sub.

Section 6.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Merger Sub with respect to Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) as otherwise set forth on Section 6.5 of the Company Disclosure Letter, (ii) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement, and (iii) the filing of the Proxy/Registration Statement with the SEC, the registration of the Plan of Merger and related documentation with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act.

Section 6.6. Capitalization of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 50,000 ordinary shares, par value $1.00 each, one (1) of which is issued and outstanding as of the date of this Agreement, and is owned by the Company. Merger Sub has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for its equity securities, or, except as otherwise set forth in this Agreement or any of the Transaction Documents, any other commitments or agreements providing for the issuance of equity securities. Merger Sub does not have a Subsidiary, nor does it own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Merger Sub is not a party to any Contract that obligates it to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.7. Brokers’ Fees. Except for fees described on Section 6.7 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Merger Sub.

Section 6.8. Business Activities. Since formation, Merger Sub has not conducted any business activities other than those directed toward the consummation of the Transactions. Except as set forth in Merger Sub’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Merger Sub.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.1. Company Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause each of its respective Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents as in force as of the date hereof, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (a) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (b) comply with its Governing Documents, except solely in the case of any Subsidiary of the Company, where non-compliance by such Subsidiary would not be material to the business of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and shall cause its respective Subsidiaries not to, except as otherwise contemplated by this Agreement or as in force as of the date hereof or the other Transaction Documents or required by Law:

(a) change or amend the Governing Documents of the Company or any of its respective Subsidiaries, except in the case of any of the Company’s Subsidiaries only, for any such change or amendment made in the ordinary course of business and which is not material to the business of the Company and its Subsidiaries taken as a whole;

(b) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any Equity Securities of the Company (other than dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(c) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its respective Subsidiaries’ Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities the Company or its respective Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares or Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests in accordance with the terms of any applicable award agreement or other arrangement in effect on the date hereof, (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company and (iii) upon the conversion, exercise or exchange of such Equity Securities into Company Ordinary Shares pursuant to the terms of such Equity Securities;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.13(a) of the Company Disclosure Letter, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Merger;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company or its respective Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except (i) as otherwise required by Law or (ii) pursuant to any Company Benefit Plan or the Contracts listed on Section 4.13(a) or Section 4.14(g) of the Company Disclosure Letter, (a) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice, (b) make any change in the key management structure of the Company or its respective Subsidiaries, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (c) terminate, adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business consistent with past practices, (d) increase the cash compensation or bonus opportunity of any officer or director of the Company except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (e) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (f) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries; provided, that nothing in this Section 7.1(g) shall restrict the Company or any of its Subsidiaries from making ordinary course compensation increases for employees who are not officers or directors of the Company or any of its Subsidiaries, in each case consistent with past practice;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $500,000 individually or $1,000,000 in the aggregate, other than the transactions contemplated by the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) in a principal amount not exceeding $500,000, (ii) borrowings under credit agreements disclosed in Section 7.1 of the Company Disclosure Letter, in the form that exists on the date hereof, (iii) the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries, or (iv) for amounts that will automatically convert into Company Ordinary Shares prior to the Merger Effective Time without the need for further action from the Company or the holder of such Indebtedness;

(j) except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k) issue any additional Equity Securities or securities exercisable for or convertible or exchangeable into Company Ordinary Shares or other Equity Securities of the Company, other than (i) the issuance of shares pursuant to obligations incurred by the Company prior to the date hereof and described in Section 7.1(k) of the Company Disclosure Letter, (ii) the grant or issuance of awards pursuant to any applicable award agreement or other arrangement in effect on the date hereof, and the issuance of Equity Securities upon the exercise or settlement of such awards, in each case in accordance with their terms and in the ordinary course of business consistent with past practice and (iii) the issuance of Company Convertible Notes or other Equity Securities that will automatically convert into Company Ordinary Shares immediately prior to the Merger Effective Time without any need for additional action by the holder of such Equity Securities or the Company;

(l) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its respective Subsidiaries (other than the Merger);

(m) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(n) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries (other than pursuant to customer contracts entered into in the ordinary course of business), taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item and (ii) non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 7.1(o) of the Company Disclosure Letter, in the aggregate;

(p) manage the Company’s and its respective Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice in all material respects;

(q) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company or its respective Subsidiaries, taken as a whole;

(r) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(s) (i) limit the right of the Company or its respective Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company or its respective Subsidiaries, taken as a whole;

(t) terminate without replacement or amend in a manner materially adverse to the Company or its respective Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or its respective Subsidiaries;

(u) make any material change in its accounting principles or methods unless required by GAAP or IFRS or applicable Law; or

(v) enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to their respective properties, books, Contracts, Tax Returns, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession or control of the Company or its Subsidiaries as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Acquiror or its Representatives pursuant to this Section 7.2 (the “Evaluation Material”) shall be used solely for the purpose of evaluating and consummating the Transactions and shall be kept strictly confidential by Acquiror and its Representatives. Such Evaluation Material shall not be disclosed to any third party, except to their respective Representatives who reasonably need to know such information for the purpose of evaluating and consummating the Transactions and who are informed of the confidential nature of the Evaluation Material and are bound by confidentiality obligations no less restrictive than those set forth herein, or as may be required by Law (provided that prompt written notice is given to the Company, where legally permissible, prior to such disclosure). These confidentiality obligations shall survive any termination of this Agreement.

Section 7.3. Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date hereof, but no later than August 31, 2026, the Company shall deliver to Acquiror (i) an audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2025 and December 31, 2024, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Financial Statements”).

(b) Upon delivery of the PCAOB Financial Statements, such financial statements (other than the H1 Pro Forma Financial Statements) shall (i) be deemed to be included in “Audited and Unaudited Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 4.9 (other than Section 4.9(c)) shall be deemed to apply to such Audited and Unaudited Financial Statements mutatis mutandis with the same force and effect as if the PCAOB Financial Statements (other than the H1 Pro Forma Financial Statements) were delivered prior to the date of this Agreement; and (ii) the H1 Pro Forma Financial Statements shall be deemed to be included in the representations and warranties set forth in Section 4.9(c).

(c) As soon as reasonably practicable following the date hereof, but no later than October 31, 2026 the Company shall deliver to Acquiror: (i) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the 6-month period ended June 30, 2026, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Company H1 Financial Statements”); and (ii) the pro forma financial statements in respect of the Company and its Subsidiaries as of and for the 6-month period ended June 30, 2026, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “H1 Pro Forma Financial Statements”). Upon delivery of the Company H1 Financial Statements the representations and warranties set forth in Section 4.9 shall be deemed to apply to the Company H1 Financial Statements in the same manner as the Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 4.9 as of the date of this Agreement. Upon delivery of the H1 Pro Forma Financial Statements, the representations and warranties set forth in Section 4.9(c) shall be deemed to apply to such H1 Pro Forma Financial Statements in the same manner as the Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 4.9 as of the date of this Agreement.

(d) The Company shall use reasonable best efforts to (i) assist Acquiror, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or any of its Subsidiaries, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by the Company or Acquiror with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

(e) For the avoidance of doubt, all fees and expenses relating to the preparation of the PCAOB Financial Statements and any other audited financial statements of the Company and its Subsidiaries required hereunder shall be borne by the Company and shall constitute Company Transaction Expenses.

Section 7.4. Related Party Agreements. All Related Party Agreements set forth on Section 7.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 7.4 of the Company Disclosure Letter.

Section 7.5. Alternative Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, the Company and its Subsidiaries shall not, and shall direct its controlled, controlling and common control Affiliates, and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal, (ii) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, or (iii) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (iv) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

Section 7.6. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify Acquiror in writing, upon the Company or its Subsidiaries becoming aware (awareness being determined with reference to the knowledge of the Company) of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (ii) any breach of a representation or warranty given by the Company or Merger Sub in Article IV or Article VI, respectively, or (iii) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.6 shall not cure any breach of any representation or warranty made by the Company or Merger Sub requiring disclosure of such matter or any breach by the Company or Merger Sub of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror.

Section 7.7. No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not and shall cause its Subsidiaries not to purchase or sell any securities of Acquiror in violation of such Laws.

Section 7.8. Shareholder Litigation. Without limiting Section 7.1 above: (i) in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or the board of directors of the Company or any of its Subsidiaries by any Company Shareholders prior to the Closing, the Company shall promptly after becoming aware of such litigation notify Acquiror of such litigation and keep Acquiror reasonably informed with respect to the status thereof; and (ii) the Company shall provide Acquiror the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith Acquiror’s suggestions with respect to such litigation, and shall not settle any such litigation without the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 7.9. Exchange Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with Nasdaq (or, if mutually agreed by the parties, the New York Stock Exchange (“NYSE”)) in connection with the Transactions to have been approved prior to or contemporaneously with the Merger Effective Time; (b) the Company to satisfy all applicable initial and continuing listing requirements of Nasdaq (or NYSE, as applicable); (c) the Company Ordinary Shares issuable in accordance with this Agreement, including pursuant to the Merger and the Recapitalization, to be approved for listing on Nasdaq (or NYSE, as applicable), subject to official notice of issuance, in each case as promptly as reasonably practicable after the date of this Agreement and in any event prior to or contemporaneously with the Merger Effective Time; and (d) the Company to file any registration statement required under the Securities Exchange Act of 1934 in connection with the listing of the Company Ordinary Shares on Nasdaq (or NYSE, as applicable) and to request effectiveness of such registration statement concurrently with the effectiveness of the Company’s listing of its securities on Nasdaq (or NYSE, as applicable). Acquiror shall reasonably cooperate with the Company in connection with the foregoing, including by providing such information and assistance as the Company may reasonably request. The Company shall pay all fees of Nasdaq (or NYSE, as applicable) in connection with the application to list and the listing of Company Ordinary Shares.

Section 7.10. Employee Agreements. At or prior to the Closing, the Company shall enter into customary employment agreements with its executive officers, in each case, on terms and subject to conditions reasonably satisfactory to the parties hereto, which executive officers shall be determined by the Company. The Company shall have primary responsibility for the preparation of such employment agreements.

Section 7.11. Post-Closing Directors and Officers of the Company. Subject to the terms of the Company’s Governing Documents, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the initial board of the Company shall consist of seven (7) directors, being the individuals listed on Section 7.11(a) of the Company Disclosure Letter, as determined by the Company, including one (1) director designated by the Founder (the “Founder Director”). The Founder Director must satisfy all applicable regulatory requirements applicable to serving on the board of the Company, including any requirements applicable to directors of companies engaged in the healthcare industry in the jurisdictions in which the Company and its Subsidiaries operate. The Company shall take all actions necessary to ensure the Founder Director is initially elected to the Board of Directors; and

(b) the officers of the Company shall be the individuals listed on Section 7.11(b) of the Company Disclosure Letter, as determined by the Company, who shall serve in such capacity in accordance with the terms of the Company’s Governing Documents following the Closing.

Section 7.12. Merger Sub Approval. The Company shall exercise its rights as the sole shareholder of Merger Sub in so far as it is able to cause Merger Sub to approve the Plan of Merger, including by voting in favor of the Plan of Merger.

Section 7.13. Incentive Shares. The Company shall reserve 3,000,000 Company Ordinary Shares (the “Incentive Shares”) to be issued at the Closing as an incentive in connection with non-redemption agreements, PIPE Investments, or any other transaction financing, which is strictly related to the transactions contemplated herein. The Founder shall have sole discretion to determine whether the Company will issue any Incentive Shares and the allocation thereof. Any Incentive Shares that remain unissued immediately following the Closing shall be cancelled, and the Company shall take all actions necessary to effect such cancellation.

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.1. Nasdaq Listing. From the date of this Agreement through the Closing, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on Nasdaq.

Section 8.2. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, Acquiror shall not, and shall direct Founder and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (i) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal, (ii) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal or (iii) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (iv) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct Founder and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

Section 8.3. Conduct of Business. During the Interim Period, Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 8.3 of the Acquiror Disclosure Letter, (a) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (b) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 8.3 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) change, modify or amend the Trust Agreement (in the case of Acquiror only) or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c) (i) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (ii) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, in the case of Acquiror only, redemptions of Acquiror Ordinary Shares made as part of the Acquiror Share Redemptions;

(d) except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e) other than as expressly required by the Founder’s Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Founder or an Affiliate of Acquiror (including (i) any Person in which Founder has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in Founder);

(f) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Acquiror Transaction Expenses;

(g) (i) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than issuance of new Acquiror Rights issued to Founder in respect of the capitalization of any Working Capital Loans or issuances of Acquiror Shares issuable upon, or subject to, the settlement of the Acquiror Rights), (ii) grant any options, rights, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (iii) other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Acquiror Right or the Rights Agreement, including any amendment, modification or reduction of the conversion exchange ratio set forth therein;

(h) make any change in its accounting principles or methods unless required by GAAP;

(i) form any Subsidiary;

(j) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(k) commence any new line of business;

(l) fail to use reasonable best efforts to maintain all material Nasdaq listing requirements applicable to Acquiror during the Interim Period; or

(m) enter into any agreement to do any action prohibited under this Section 8.3.

Section 8.4. Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports and other documents required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.5. Shareholder Litigation. Without limiting Section 8.3 above, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any Acquiror Shareholders prior to the Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.6. Notice of Written Objections. Acquiror shall promptly notify Company in writing if it receives a Written Objection.

Section 8.7. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall promptly (and in any event prior to the Closing) notify the Company in writing, upon Acquiror becoming aware of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (ii) any breach of a representation or warranty given by Acquiror in Article V, or (iii) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any representation or warranty made by Acquiror as of the date of this Agreement.

ARTICLE IX

JOINT COVENANTS

Section 9.1. Regulatory Approvals; Other Filings.2

(a) Each of the Company, Merger Sub and Acquiror shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Merger Sub and Acquiror shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

[2]	NTD: Parties to confirm if there are Singapore regulatory filings.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) Subject to Section 12.6, Acquiror shall be responsible for and pay the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

(d) Without limiting the foregoing, the parties shall cooperate to obtain any approvals, consents, or notifications required under applicable healthcare Laws in connection with the change of ownership or control of the Company and its Subsidiaries, including any approvals from the Ministry of Health and Welfare of Taiwan or other applicable Governmental Authorities (the “Healthcare Regulatory Approvals”).

Section 9.2. Preparation of Proxy Statement/Registration Statement; Acquiror Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement and Prospectus.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company, Merger Sub and Acquiror shall prepare, and the Company shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a proxy statement of Acquiror, the “Proxy/Registration Statement”) registering, among other things, the Company Ordinary Shares issuable to the Acquiror Shareholders and the Acquiror Rightsholders pursuant to this Agreement and relating to the Acquiror Shareholders’ Meeting to approve and adopt: (i) the Merger and the Plan of Merger, (ii) this Agreement and the other Transaction Documents, (iii) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal, (iv) to the extent required, the issuance of any PIPE Shares, and (v) any other proposals as the SEC (or staff member thereof) or Nasdaq (or NYSE, as applicable) may indicate are necessary in their respective comments to the Proxy/Registration Statement, Nasdaq (or NYSE, as applicable) listing application or correspondence related thereto and any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (i) through (v), collectively, the “Transaction Proposals”).

(ii) Acquiror, Merger Sub and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (i) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (iii) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, Acquiror and Merger Sub shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Company Ordinary Shares pursuant to this Agreement. Each of the Company, Acquiror and Merger Sub also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii) Each of Acquiror, Merger Sub and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, Merger Sub, the Company or their respective Affiliates to any regulatory authority (including the Nasdaq or NYSE) in connection with the Transactions.

(iv) Subject to Section 12.6, Acquiror shall be responsible for and pay the cost for the preparation, printing (including Edgarization), filing and mailing of the Proxy/Registration Statement.

(v) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror, Merger Sub and the Company. The Company will advise Acquiror, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Company Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide Acquiror a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, Merger Sub and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi) Each of Acquiror, Merger Sub and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (i) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy/Registration Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii) If at any time prior to the Closing, the Company, Merger Sub or Acquiror becomes aware that any information relating to the Company, Merger Sub, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders and Company Shareholders.

(b) Acquiror Shareholder Approval.

(i) After the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall (i) within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Shareholders (which shall set forth a record date for, duly call and give notice of a meeting of the Acquiror Shareholders (including any adjournment or postponement thereof, the “Acquiror Shareholders’ Meeting”)) and (ii) no later than thirty (30) Business Days after the mailing of the Proxy/Registration Statement to the Acquiror Shareholders, or such other date as may be agreed by Acquiror and the Company, acting reasonably, hold such Acquiror Shareholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the Acquiror Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii) Acquiror will use its reasonable best efforts to (i) solicit from the Acquiror Shareholders proxies in favor of the adoption of the Transaction Proposals, including the Acquiror Shareholders’ Approval, and (ii) obtain the vote or consent of the Acquiror Shareholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules and the Acquiror’s Governing Documents. Acquiror (i) shall consult with the Company regarding the record date and the date of the Acquiror Shareholders’ Meeting, and (ii) shall not adjourn or postpone the Acquiror Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Shareholders’ Meeting.

(iii) The Proxy/Registration Statement shall include a statement to the effect that the board of directors of Acquiror (the “Acquiror Board”) has unanimously recommended that the Acquiror Shareholders vote in favor of the Transaction Proposals at the Acquiror Shareholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

(c) Company Shareholder Approval.

(i) As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, and on a date no later than ten (10) Business Days following such effectiveness, the Company shall solicit and obtain the Company Shareholder Approval by either (i) passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act (the “Company Shareholders’ Written Resolution”), or (ii) establishing a record date for, duly calling, giving notice of, convening and holding a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company will use its reasonable best efforts to (i) solicit from its shareholders written consents and/or proxies in favor of the Company Shareholder Approval and (ii) obtain the Company Shareholder Approval in compliance with all applicable Law and the Company’s Governing Documents (including if necessary any adjournment or postponement of such meeting for the purpose of establishing a quorum). The Company (a) shall set the date of the Company Shareholders’ Meeting to be no later than thirty-five (35) Business Days after the Proxy/Registration Statement is declared effective or such other date as may be agreed by Acquiror and the Company, acting reasonably, and (b) shall not adjourn or postpone the Company Shareholders’ Meeting more than twice (and in that event, for no more than ten (10) days in the aggregate) without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) The Company shall send the Proxy/Registration Statement, the Plan of Merger and the meeting materials to the Company Shareholders which shall seek the Company Shareholder Approval and shall include together with all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the board of directors of the Company (the “Company Board”) has unanimously recommended that the Company Shareholders vote in favor of the Company Shareholder Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 9.3. Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror, Merger Sub and the Company shall each, and each shall cause its Subsidiaries to, (i) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, Merger Sub or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, (ii) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable, and (iii) use commercially reasonable efforts to carry out the PIPE Investment after the date hereof; provided that the Company shall not be required to act or omit to take any action that would constitute a breach of Section 7.1 and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 8.3.

Section 9.4. Merger Sub Actions. Prior to the Closing, each of the Company and Merger Sub shall take all such actions as are reasonably necessary so that the Merger shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing, as soon as practicable following the receipt of the Acquiror Shareholder Approval and the Company Shareholder Approval, each of the Company and Merger Sub shall take all steps reasonably necessary to prepare and file the Plan of Merger and all other required documents with the Cayman Registrar in accordance with the Cayman Companies Act.

Section 9.5. Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents shall be borne by the Company. The party responsible under applicable Law shall timely file all necessary Tax Returns and other documentation with respect to all such Tax and pay such Tax when due. The parties shall reasonably cooperate with one another to lawfully minimize such Transfer Taxes and to file all Tax Returns required to be filed in connection with the same.

Section 9.6. Certain Tax Matters.

(a) Except with respect to Transfer Taxes under Section 9.5, all Taxes incurred in connection with the Transactions shall be borne by the party responsible under applicable Law and paid when due. The party responsible under applicable Law shall timely file all necessary Tax Returns and other documentation with respect to all such Tax.

(b) Tax Filing Matters.

(i) Acquiror, the Company, and the Surviving Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(ii) If, in connection with the preparation and filing of the Proxy/Registration Statement, the SEC requests or requires that an opinion of counsel be prepared and submitted with respect to the Intended Tax Treatment, Acquiror shall use its commercially reasonable efforts to cause Winston (or other qualified tax counsel of Acquiror) to furnish such opinion, subject to customary assumptions and limitations and Acquiror and the Company shall use commercially reasonable efforts to deliver to Winston (or such other tax counsel) customary Tax representation letters satisfactory to such counsel, dated and executed as of the date the Proxy/Registration Statement shall have been declared effective by the SEC or such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy/Registration Statement.

(c) The Company shall (i) cause the Merger Sub to make the CTB Election, and (ii) take no action that would result in Merger Sub being other than a wholly-owned direct subsidiary of the Company prior to the Merger.

Section 9.7. Cooperation; Consultation.

(a) During the Interim Period, the parties shall use their reasonable best efforts to obtain transaction financing in a total aggregate amount of $75,000,000, which may consist of amounts held in the Trust Account (after giving effect to the Acquiror Share Redemption), PIPE Investments, or other similar financing sources. Without limiting anything to the contrary contained herein, during the Interim Period, the parties shall use their reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private equity investment in the Company to purchase Company Ordinary Shares (or other equity securities of the Company or debt or other securities that are convertible into equity securities of the Company) (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the parties (a “PIPE Investment”), and, if the parties elect to seek a PIPE Investment, the parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable best efforts to cause such PIPE Investment to occur (including having senior management of the parties participate in any investor meetings and roadshows as reasonably requested).

(b) From the date hereof until the Closing, except to the extent inconsistent with applicable Laws or any confidentiality obligations to third parties, each of Acquiror and the Company shall keep the other reasonably informed from time to time upon reasonable request with respect to the PIPE Investment, including by consulting and cooperating with, and considering in good faith any feedback from, the other or its financial advisors (if any) engaged for the purposes of the Transactions with respect to such matters.

(c) Prior to the Closing, each of the Company, Merger Sub and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any other financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, Merger Sub or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

Section 9.8. Indemnification and Insurance.

(a) From and after the Closing, the Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Acquiror’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, the Company shall purchase and fully fund a six-year “tail” directors’ and officers’ liability insurance policy providing coverage no less favorable than Acquiror’s existing coverage. All premiums, costs and expenses for such policy shall be paid by the Company at the Closing and shall not be limited by any dollar cap, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are, as of the date of this Agreement, currently covered by Acquiror’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, Acquiror; provided, however, that to the extent a policy is permitted by this Section 9.8(b) is purchased by Acquiror, the aggregate cost of such policy shall be deemed an Acquiror Transaction Expense.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 9.8 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Company and all of its respective successors and assigns; and (ii) in the event that the Company or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company shall ensure that proper provision shall be made so that the successors and assigns of the Company, as applicable, shall succeed to the obligations set forth in this Section 9.8.

(d) On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of the Company, which indemnification agreements shall continue to be effective following the Closing.

(e) The provisions of this Section 9.8: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

Section 9.9. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, the Company (as the parent of the Surviving Company) (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions and pay the Fee (as defined in the Business Combination Marketing Agreement, and (2) pay all remaining amounts then available in the Trust Account to the Surviving Company for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.1. Conditions to Obligations of Acquiror, Merger Sub and the Company at Closing. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) the Company Shareholder Approval shall have been obtained;

(c) any required Regulatory Approvals shall have been obtained;

(d) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) (i) the Company’s initial listing application with Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and the Company shall not have received any written notice of non-compliance therewith, and (ii) the Company Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq (or NYSE, as applicable), subject to official notice of issuance;

(f) the Recapitalization shall have been duly effected immediately prior to the Closing in accordance with Article III;

(g) the Plan of Merger shall have been duly executed and filed with the Cayman Registrar in accordance with the Cayman Companies Act;

(h) the Company shall not have received evidence that it will not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing;

(i) the Company Charter referred to in Section 2.5 shall have been duly adopted and shall remain in full force and effect as of the Closing; and

(j) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over any of the parties hereto with respect to the Transactions.

Section 10.2. Conditions to Obligations of Acquiror at Closing. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a))) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Company contained in Article IV and of Merger Sub contained in Article VI of this Agreement, in each case other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 10.2(a), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company to be performed as of or prior to the Closing and each of the covenants of Merger Sub to be performed by Merger Sub as of or prior to the Closing shall have been performed in all material respects;

(c) if the Closing will occur on a date following September 30, 2026, the Company H1 Financial Statements and the H1 Pro Forma Financial Statements shall have been provided pursuant to Section 7.3(c);

(d) all Transaction Documents shall have been duly executed and delivered by all parties thereto and shall be in full force and effect in accordance with their respective terms as of the Closing;

(e) the Company shall have delivered or caused to be delivered to Acquiror each of the items required to be delivered by the Company pursuant to Section 2.8(b).

Section 10.3. Conditions to Obligations of the Company and Merger Sub at Closing. The obligations of the Company and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in the first sentence of Section 5.12(a) and the first sentence of Section 5.12(b) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; (ii) the Acquiror Fundamental Representations (other than the first sentence of Section 5.12(a) and the first sentence of Section 5.12(b)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 10.3(a), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement;

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) to the extent the parties have elected to pursue a PIPE Investment pursuant to Section 9.7, the Company shall have received copies of the executed subscription agreements or other definitive agreements from the investors in connection with the PIPE Investment, in each case in form and substance satisfactory to the Company in its reasonable discretion;

(d) Acquiror shall have delivered to the Company a good standing certificate (or similar documents applicable for Acquiror in its jurisdiction of incorporation) for Acquiror certified as of a date no earlier than twenty (20) days prior to the Closing Date from the proper Governmental Authority of Acquiror’s jurisdiction of organization and from each other jurisdiction in which Acquiror is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions;

(e) all Transaction Documents shall have been duly executed and delivered by all parties thereto and shall be in full force and effect in accordance with their respective terms as of the Closing;

(f) since the date of this Agreement, there shall not have occurred any event, state of facts, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Transactions or to perform its obligations under this Agreement; and

(g) Acquiror shall have delivered or caused to be delivered to the Company each of the items required to be delivered by Acquiror pursuant to Section 2.8(a) and Section 2.8(c).

Section 10.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such party hereto or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement. For the avoidance of doubt, the occurrence of any Company Material Adverse Effect shall not be the fault of any party unless such Company Material Adverse Effect is a result of the breach of this Agreement or any other Transaction Document by any particular party hereto, in which case such breaching party cannot rely on the non-satisfaction of the applicable condition to not proceed with the Transactions.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the joint written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing, other than any such restraint that is immaterial;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if the Acquiror Board has publicly announced its proposal to, or has publicly announced its resolution, to withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining the Acquiror Shareholders’ Approval, the Acquiror Board Recommendation;

(e) prior to the Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to forty-five (45) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date falling 270 days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement;

(f) by Acquiror if the Company Shareholder Approval shall not have been obtained within thirty-five (35) Business Days after the Proxy/Registration Statement has been declared effective by the SEC; or

(g) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) provided the Company delivered Audited and Unaudited Financial Statements and Company H1 Financial Statements according to Sections 7.3(a) and 7.3(c) if the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, Merger Sub or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 7.2, this Section 11.2 and Article XII shall survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Trust Account Waiver. Each of the Company and Merger Sub hereby represents and warrants that it has read the final prospectus of Acquiror, filed with the SEC (File No. 333-290947) on February 13, 2026 (the “Prospectus”) available at www.sec.gov, and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including the public shareholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (i) to the Public Shareholders with respect to Acquiror Share Redemptions, (ii) to the Public Shareholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to Acquiror’s organizational documents, (iii) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (iv) to Acquiror after or concurrently with the consummation of a Business Combination. Each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 9.9), none of the Company, Merger Sub or any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). Each of the Company and Merger Sub, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company, Merger Sub or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). Each of the Company and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against the Company, Merger Sub and each of their respective Affiliates under applicable Law. To the extent the Company, Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that the Company’s, Merger Sub’s and each of their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, Merger Sub or any of their respective Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company, Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

Section 12.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (i) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (ii) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (iii) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (iv) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a) If to Acquiror prior to the Closing, to:

RF Acquisition Corp III

111 Somerset, #05-07

Singapore 238164

Attention: Tse Meng Ng

Email: tsemeng.ng@ruifengwealth.com

with copies to (which shall not constitute notice):

Michael J. Blankenship

Winston Taylor LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Tel: (713) 651-2678

mike.blankenship@winstontaylor.com

(b) If to the Company or to the Surviving Company, to:

HCC Healthcare Pte. Ltd.

5F-B, No. 1, Yuandong Road,

Banqiao District, New Taipei City, Taiwan

Attention: Jack Hsiao (蕭乃彰)

Tel: 02-2953-5583

Email: jack.hsiao@hsiaohospital.org

with copies to (which shall not constitute notice):

K&L Gates LLP

30/F, 95 Dun Hua S. Road, Sec. 2

Taipei 106, Taiwan

Attn: James Chen and Joseph P.Y. Tseng

Facsimile No.: +886.2.2326.5188

Telephone No.: +886.2.2325.5838

Email: james.chen@klgates.com

joseph.tseng@klgates.com

and

K&L Gates LLP

599 Lexington Avenue

New York, New York 10022

Attn: Robert S. Matlin and Jonathan M. Barron

Facsimile No.: +1-212-536-3901

Telephone No.: +1-212-536-3900

Email: robert.matlin@klgates.com

jonathan.barron@klgates.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, that (i) the D&O Indemnified Parties may enforce Section 9.8; and (ii) the Non-Recourse Parties may enforce Section 12.17.

Section 12.6. Expenses.

(a) Except as otherwise set forth in this Agreement, unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Acquiror shall pay, or cause to be paid, all unpaid Acquiror Transaction Expenses; and provided, further, that if the Closing occurs pursuant to this Agreement, the Company shall be solely responsible for, and shall pay in full at the Closing, all unpaid Acquiror Transaction Expenses.

(b) Notwithstanding anything herein to the contrary, if Acquiror elects to extend the time period to consummate its Business Combination pursuant to Acquiror’s Governing Documents, the Company shall, contemporaneously with each such extension, pay (or cause to be paid) in cash to Acquiror an amount equal to the applicable extension fee required to be deposited into the Trust Account (including, for the avoidance of doubt, any governmental, exchange related or other fees and expenses incurred in connection therewith, to the extent reasonably incurred). All such amounts shall be deemed Company Transaction Expenses and shall be paid without any dollar limitation or cap.

(c) Notwithstanding anything herein to the contrary, the parties agree that after the Closing, the funds in the Trust Account shall first be used to pay (i) on a pro rata basis, the Acquiror Transaction Expenses and the Company Transaction Expenses, (ii) any loans owed by Acquiror to Founder, and (iii) any and all Taxes (including stamp duties, transfer, value-added, and similar Taxes) payable in connection with the Merger, as applicable. To the extent the funds in the Trust Account are insufficient to pay all Taxes payable in connection with the Transactions, any such unpaid Taxes shall be paid by the Company (or its successor) promptly upon demand.

Section 12.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that (i) the internal corporate affairs of the Company, the Company’s Governing Documents, and the fiduciary duties of the Company’s board of directors and shareholders under the Singapore Companies Act shall in each case be governed by the laws of Singapore; and (ii) the Merger mechanics, the internal corporate affairs of Acquiror and Merger Sub, the Plan of Merger, the Merger and any exercise of appraisal and dissenters’ rights with respect to the Merger shall in each case be governed by the laws of the Cayman Islands.

Section 12.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.9. Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.10. Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or constitute an admission that a Company Material Adverse Effect or any other material adverse effect exists or has occurred.

Section 12.11. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 12.12. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Company Shareholder Approval or the Acquiror Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Company Shareholders or the Acquiror Shareholders, respectively, without such approval having been obtained.

Section 12.13. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.13(a).

(b) The restriction in Section 12.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 12.13.

Section 12.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.15. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the federal or state courts located within the State of New York, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.15.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.15(b).

Section 12.16. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.17. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Merger Sub and Acquiror as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company, Merger Sub or Acquiror and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Merger Sub or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.18. Non-Survival of Representations, Warranties and Covenants. Except (i) as otherwise contemplated by Section 11.2 or (ii) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.19. Conflicts and Privilege.

(a) Acquiror, the Company and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) Founder, the shareholders or holders of other equity interests of Acquiror or Founder and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Acquiror Group”), on the one hand, and (ii) the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel, including Winston Taylor LLP (“Winston”), that represented Acquiror and/or Founder prior to the Closing may represent Founder and/or any other member of the Acquiror Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or Founder. Acquiror, the Company and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, Founder and/or any other member of the Acquiror Group, on the one hand, and Winston, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Acquiror Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company or Merger Sub prior to the Closing with Acquiror or Founder under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Acquiror, the Company and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Company, Merger Sub and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (ii) the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including K&L Gates LLP (“KLG”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror, the Company and/or Merger Sub in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, Acquiror, the Company and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company, Merger Sub and/or any member of the Company Group, on the one hand, and KLG, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RF ACQUISITION CORP III

By:	/s/ Tse Meng Ng
Name:	Tse Meng Ng
Title:	Chairman of the Board

HCC MERGER SUB LIMITED

By:	/s/ Jack Hsiao
Name:	Jack Hsiao
Title:	Director

HCC HEALTHCARE PTE. LTD.

By:	/s/ Jack Hsiao
Name:	Jack Hsiao
Title:	Chief Executive Officer